CIRCUIT CITY STORES, INC.
                          ANNOUNCES QUARTERLY DIVIDEND


Richmond, Va., March 17, 2003 - W. Alan McCollough, chairman and chief executive officer, Circuit City Stores, Inc., announced today the declaration of a quarterly dividend of 1.75 cents per share on the Circuit City Stores, Inc. Common Stock (NYSE: CC). Such dividends are payable April 15, 2003, to shareholders of record at the close of business on March 31, 2003.



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